Exhibit C

Strictly Confidential

November 24, 2020

1Globe Biomedical (Hong Kong) Company Limited

8F, Block B, Techart Plaza,

No.30 Xueyuan Road, Haidian District,

Beijing, 100083, P.R. China

Attention: Stella Wang

Subject: Letter Agreement Regarding the Proposed Investment by CDH

Dear Sir and/or Madam:

Reference is hereby made to the share purchase agreement, dated as of the date hereof (the “SPA”), entered into by and among CDH Utopia Limited (the “Purchaser”) and 1Globe Biomedical (Hong Kong) Company Limited (the “Seller”), pursuant to which the Purchaser shall purchase from the Seller in aggregate 6,000,000 Common Shares (the “Sale Shares”) of Sinovac Biotech Ltd. (the “Company”). Capitalized terms used herein without definition shall have the same meanings as in the SPA.

This Letter Agreement (this “Letter”) shall evidence the understanding and further agreement among the parties hereto as follows:

1.            Guarantee. For so long as the Purchaser holds any Sale Shares, CDH Investment Advisory Private Limited (the “CDH Guarantor”) undertakes to the Seller that it will procure that the Purchaser shall perform its obligations under Section 3 of this Letter. The CDH Guarantor hereby represents and warrants to the Seller as follows: (w) the CDH Guarantor is a limited liability company duly organized, validly existing and in good standing under the Law of Singapore; (x) the CDH Guarantor has full power and authority to enter into this Letter and to perform its obligations hereunder; (y) the execution and delivery by the CDH Guarantor of this Letter and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the CDH Guarantor to the extent applicable; and (z) this Letter has been duly executed and delivered by the CDH Guarantor and, assuming due execution and delivery of this Letter by the Seller, constitutes a valid and binding obligations of the CDH Guarantor, enforceable against the CDH Guarantor in accordance with its terms.

2.            Compensation and Reimbursement. Upon occurrence of the Closing, the Purchaser agrees to make to the Seller or its designee a lump sum payment of US$135,600,000 (the “Compensation”), in immediately available funds by wire transfer into an account designated by the Seller, within three (3) Business Days after the transfer of the Sale Shares as contemplated by the SPA and the ownership of the Sale Shares by the Purchaser have been properly reflected in the Company’s or its transfer agent’s books and records, as compensation and reimbursement for the costs and expenses incurred by the Seller and its affiliates in connection with the legal proceedings among the Seller and its affiliates on the one hand and the Company on the other hand prior to the date hereof.

3.            Voting Arrangement. The Purchaser hereby undertakes that, upon the Closing, in the event it receives any document whereby a vote, resolution, consent or other approval (each a “Shareholder Vote”) of the Purchaser with respect to the Sale Shares then held by the Purchaser is sought (collectively, the “Voting Documents”), the Purchaser shall (a) cause a copy of such Voting Documents to be promptly provided to the Seller, and (b) cast such votes at any Shareholder Vote representing seventy percent (70%) of the Sale Shares then held by the Purchaser in accordance with the voting instructions given by the Seller, to the extent such voting instructions shall have been given to the Purchaser promptly and within the period prescribed in the relevant Voting Document. For the avoidance of doubt, nothing in this Letter shall limit the Purchaser’s right to cast such votes at any Shareholder Vote representing the remaining thirty percent (30%) of the Sale Shares then held by the Purchaser in its full discretion. In case of any dispute between the Purchaser and the Seller arising out of or in connection with any Shareholder Vote, the parties hereto shall use commercially reasonable efforts to ensure that the Purchaser and the Seller may each cast votes representing thirty percent (30%) and seventy percent (70%), respectively, of the Sale Shares then held by the Purchaser in such Shareholder Vote.

4.            Commitment.

a.            The Seller hereby undertakes to cooperate with the Company and the Purchaser to ensure that the transactions contemplated by the SPA are properly reflected in the Company’s or its transfer agent’s books and records in a timely manner.

b.            Each of parties hereto hereby undertakes that it shall use commercially reasonable efforts to ensure that the Sale Shares shall not be unreasonably diluted upon the Closing.

5.            Confidentiality. Except as otherwise required by applicable Law or Order, or regulations of stock exchange, or otherwise permitted by this Letter, each party hereto shall not disclose to any third party any content or information in connection with this Letter and the transactions contemplated hereby, or non-public information relating to the other party (“Confidential Information”) without the prior consent of the other party and shall keep Confidential Information strictly confidential. Each party may disclose Confidential Information to its and its affiliates’ directors, officers, managers, employees, investors and potential investors, professional advisers, accountants or lawyers on a need-to-know basis; provided, however, that the disclosing party shall ensure that such persons are subject to the same confidentiality obligation as they were under this Letter. To the extent practicable and permitted by applicable Law, prior to the disclosure of Confidential Information by any party hereto to a Government Authority or stock exchange, such disclosing party shall notify the other parties in advance of such disclosure and shall obtain such other parties’ consent with respect to the contents of such disclosure, which consent shall not be unreasonably withheld or delayed by such other parties.

6.            Termination. This Letter may be terminated (i) by mutual written consent of the parties hereto or (ii) automatically upon the termination of the SPA. In the event of termination of this Letter, this Letter shall forthwith become void, and there shall be no liability or obligation on the part of the parties hereto; provided that (x) each party hereto shall remain liable for any breaches of this Letter prior to its termination; and (y) the provisions of Sections 6 (Confidentiality), 7 (Termination), 8 (Amendment; Waivers), 9 (Governing Law; Dispute Resolution) and 10 (Miscellaneous) shall remain in full force and effect and survive any termination of this Letter.

7.            Amendment; Waivers. This Letter may be amended, supplemented or changed, or any provisions hereof can be waived, only by written instrument making specific reference to this Letter signed by the party hereto against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any party hereto of a breach of any provision of this Letter shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

8.            Governing Law; Dispute Resolution. This Letter shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principle of conflict laws thereunder. All disputes between the Parties arising out of or relating to this Letter shall be finally settled at the Hong Kong International Arbitration Centre (the “Centre”) in accordance with the Rules of Arbitration of the Center by three arbitrators appointed in accordance with said Arbitration Rules. The place of arbitration shall be in Hong Kong. The arbitration shall be conducted in English. The resolution of any dispute by arbitration pursuant to this Section 9 shall be non-appealable, final, binding and conclusive on the parties to such dispute and may be enforced and entered as a judgment in any court of law with jurisdiction thereof. Notwithstanding the foregoing, any party hereto shall be free to seek interim or permanent equitable or injunctive relief, or both, from any court having jurisdiction to grant the same.

9.            Miscellaneous.

a.            Notices. All notices and other communications hereunder by any party hereto to the others shall be in writing and shall be deemed given when delivered personally or by international courier, or sent by facsimile or electronic mail to the contact details set forth on the signature pages and shall be copied to the additional contact as set forth thereon as well (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received.

b.            Counterparts; Facsimiles. This Letter may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties, it being understood that all parties hereto need not sign the same counterpart for it to be effective among the parties. A facsimile, telecopy or other reproduction of this Letter may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.

c.            Severability. In the event that any provision of this Letter or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Letter will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Letter with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

d.            Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Letter were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions without the need to post any bond or other financial assurances in order to prevent breaches of this Letter and to enforce specifically the terms and provisions hereof in any court of the United States or any state, province or other locale, both U.S. and non-U.S., having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

e.            Entire Agreement. This Letter and the SPA constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, between the parties hereto with respect to the subject matter of this Letter and the SPA.

[Signature Pages Follow]

If the foregoing meets with your approval, kindly countersign this letter agreement below to indicate your acceptance and agreement to its terms.

Very truly yours,

CDH Utopia Limited

By:	/s/ William Hsu
Name: William Hsu
Title: Director

CDH Investment Advisory Private Limited

By:	/s/ Shangzhi Wu
Name: Shangzhi Wu
Title: Director

One Temasek Avenue,
#18-02, Millenia Tower,
Singapore 039192
Telephone: +65 6572 8750
Fax: +65 6238 0132
E-mail: liquan@cdhfund.com Attention: Quan Li

[Signature Page]

Agreed and accepted as of

the date first above written:

1Globe Biomedical (Hong Kong) Company Limited

By:	/s/ Pengfei Li
Name: Pengfei Li
Title: Chairman Assistant

Address: 8F, Block B, Techart Plaza,
No.30 Xueyuan Road, Haidian District,
Beijing, 100083, P.R. China
Telephone: +86-10-61196291
Fax: +86-10-61196391
E-mail: Stella.wang@1globe-hk.com
Attention: Stella Wang

[Signature Page]